Exhibit 99.1

ChargePoint Raises $232M to Support Path to Profitability in 2024

•	$175M of new equity committed by institutional investors via the Company’s “at-the-market” offering facility

•	$57M of new equity raised in Q3 of FY2024 via the ATM

•	Adjustment to terms of outstanding $300M convertible notes

Campbell, Calif., October 11, 2023 —ChargePoint Holdings, Inc. (NYSE: CHPT), a leading provider of networked solutions for charging electric vehicles, has secured a commitment from institutional investors, led by the lead investor of ChargePoint’s $300M in convertible notes issued in April 2022 (“Notes”), to purchase $175M of common stock pursuant to the Company’s “at-the-market” (ATM) offering facility. Separately, ChargePoint raised net proceeds of $57M in additional funds under the ATM facility during the third fiscal quarter of 2024.

“We are pleased to secure $232M in funding this quarter, which supports our stated goal of adjusted EBITDA profitability in the fourth fiscal quarter of next year,” said Rex Jackson, CFO of ChargePoint. “These raises and our recently announced $150M revolving credit facility are consistent with our announced capital strategy to bolster our balance sheet. We have no further plans to access the ATM.”

Separately, ChargePoint and the lead investor in the Notes have entered into a binding term sheet agreeing to modify (either by amendment or exchange for new notes) the Notes to extend the maturity of the Notes from April 1, 2027 to April 1, 2028, to increase the cash coupon from 3.5% to 7% per year, to increase the payment in kind coupon from 5% to 8.5% per year, and to adjust the conversion price from $24.03 per share to $12.00 per share.

Evercore acted as exclusive financial advisor to ChargePoint.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including, risks associated with the consummation of the sales contemplated under the ATM, consummation of the amendment or exchange related to the Notes, risks related to our ability to achieve positive adjusted EBITDA by the fourth fiscal quarter of fiscal year 2025, and our plans regarding accessing the ATM. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: macroeconomic trends, including changes in or sustained inflation; prolonged and sustained increases in interest rates, or other events beyond our control on the overall economy which may reduce demand for our products and services; geopolitical events and conflicts; adverse impacts to our business and those of our customers and suppliers, including due to supply chain disruptions, component shortages, and associated logistics expense increases; our limited operating history as a public company; our ability as an organization to successfully acquire and integrate other companies, products or technologies in a successful manner; our dependence on widespread acceptance and adoption of EVs and increased demand for installation of charging stations; our current dependence on sales of charging stations for most of our revenues; overall demand for EV charging and the potential for reduced demand for EVs if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of EVs or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; our reliance on contract manufacturers, including those located outside the United States, may result in supply chain interruptions, delays and expense increases which may adversely affect our sales, revenue and gross margins; our ability to expand our operations and market share in Europe; the need to attract additional fleet operators as customers; potential adverse effects on our revenue and gross margins due to delays and costs associated with new product introductions, inventory obsolescence, component shortages and related expense increases; adverse impact to our revenues and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition; risks related to our dependence on our intellectual property; and the risk that our technology could have undetected defects or errors. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2023, which is available on our website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

ChargePoint

John Paolo Canton

Vice President, Communications

JP.Canton@chargepoint.com

PST- California

AJ Gosselin

Director, Corporate Communications

AJ.Gosselin@chargepoint.com

media@chargepoint.com

EST- Boston

Patrick Hamer

Vice President, Capital Markets and Investor Relations

Patrick.Hamer@chargepoint.com

investors@chargepoint.com

EST- New York